Exhibit (a)(5)(I)

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
612-350-1791

Tender Offer for Arctic Cat Completed

Arctic Cat to be merged into Textron and be delisted

MINNEAPOLIS, March 6, 2017 — Arctic Cat Inc. (NASDAQ: ACAT) today announced that Textron Inc. (NYSE: TXT) has successfully completed the tender offer by Aces Acquisition Corp., an indirect wholly owned subsidiary of Textron, to acquire all outstanding shares of Arctic Cat at a price of $18.50 per share in cash, without interest and subject to any required withholding taxes.

Aces Acquisition Corp. has accepted for payment all outstanding shares of Arctic Cat validly tendered and not properly withdrawn as of the expiration time of the tender offer (excluding shares delivered pursuant to notices of guaranteed delivery that have not yet been delivered in settlement or satisfaction of such guarantee), which represented approximately 79 percent of Arctic Cat’s outstanding shares and 73 percent of the shares on a fully diluted basis.

Aces Acquisition Corp. intends to exercise its option under the merger agreement to purchase directly from Arctic Cat an additional number of shares that, when combined with the shares purchased in the tender offer, represent one share more than 90 percent of the outstanding Arctic Cat shares on a fully diluted basis. Subsequently, Textron intends to affect a “short-form” merger under Minnesota law, without the need for an Arctic Cat shareholder meeting.

All remaining shares of Arctic Cat not purchased by Textron in the tender offer (other than shares subject to properly exercised dissenters’ rights claims) will be converted into the right to receive $18.50 per share in cash, without interest and subject to any required withholding taxes upon consummation of the merger.

After the merger, which is expected to occur on March 6, 2017, Arctic Cat will be an indirect wholly owned subsidiary of Textron, Arctic Cat’s shares will cease to be traded on the NASDAQ and Arctic Cat will no longer have reporting obligations under the Securities and Exchange Act of 1934, as amended.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Arctic Cat, Textron Inc., and Aces Acquisition Corp., the expected timetable for completing the transaction, and any other statements by management of Arctic Cat concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, and the possibility that the transaction will not be completed, or if completed, not completed on a timely basis.

A further list and description of additional business risks, uncertainties and other factors can be found in Arctic Cat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as well as other Arctic Cat SEC filings. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov and www.arcticcat.com. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Arctic Cat’s ability to control or predict. Arctic Cat does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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